UNITED STATES
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BROADWIND, INC.
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On April 26, 2023, Broadwind, Inc. issued the following press release:

Broadwind Sends Letter to Shareholders

CICERO, Ill., April 26, 2023 (GLOBE NEWSWIRE) -- Broadwind, Inc. (Nasdaq: BWEN) (the “Company”), a diversified precision manufacturer of specialized components and solutions serving global markets, has sent a letter to shareholders in connection with its 2023 annual meeting of stockholders (the “2023 Annual Meeting”), which is scheduled to be held on May 23, 2023. The full text of the letter follows.

April 26, 2023

Dear Fellow Shareholder,

As the 2023 Annual Meeting of Stockholders approaches on May 23, 2023 (the “2023 Annual Meeting”), we urge you to vote to support Broadwind, Inc.’s (“Broadwind” or the “Company”) directors on the WHITE proxy card.

Your vote will be especially important this year. An activist hedge fund, WM Argyle Fund, LLC (“WM Argyle”), has notified the Company that it intends to propose three nominees to the Company’s Board of Directors (the “Board”). WM Argyle, which claims to be “one of Broadwind's largest shareholders” while only owning approximately 1% of Broadwind’s outstanding common stock, appears to have been formed specifically to disrupt Broadwind.

WM Argyle has made what we believe to be distorted, misleading and fundamentally false claims with respect to the Board and management team in a thinly veiled attempt to take control of Broadwind. WM Argyle is seeking to replace half of your independent Board, including the Chairman, the Chairman of the Audit Committee, and one of our most experienced technical and engineering experts. In stark contrast, WM Argyle’s candidates are each worryingly unqualified. We believe their lack of senior-level experience and wholly inadequate knowledge of our markets leave them incapable of effectively representing all shareholder interests.

Over the past several years, Broadwind has taken decisive steps to drive long-term value creation for shareholders. We have positioned the business to achieve margin expansion, strengthened the balance sheet and retained significant manufacturing capabilities to support customers as market conditions in the US domestic wind industry begin to improve. This strategy has already achieved results, as seen by the transformational $175 million wind tower order with a major wind turbine Original Equipment Manufacturer (“OEM”) in January 2023. This order more than doubled our backlog and secured at least 50% of our tower production capacity for 2023 and 2024 with an attractive margin profile, particularly given the benefit of the IRA-related tax credit. Last week Broadwind increased its full year financial outlook for 2023, which has been bolstered by demand strength across our diverse endmarkets, pricing discipline and a more favorable sales mix towards higher margin products.

We believe investors have recognized our success, together with the significant opportunities that lay ahead. Broadwind’s stock responded strongly to the tower order announcement, contributing to its outperformance versus the WilderHill Clean Energy Index by more than 230% in the three-year period immediately prior to WM Argyle’s public activist campaign announcement on January 18, 2023 and by over 170% year-to-date 2023. WM Argyle’s campaign for Board control threatens the Board’s ability to oversee the successful execution of its strategy during this critical period.

WM Argyle’s Short-sighted, Opportunistic Demands Show a Fundamental Lack of Understanding of the Company and Clean Tech Industry

Since it first approached Broadwind last year, WM Argyle has proposed a set of shifting demands that put their inexperience on full display. Ironically, some of their demands include initiatives that we already have underway, which they have repackaged as their “new” ideas for the business, while offering vague platitudes around cost management, available liquidity and customer acquisition that demonstrate a lack of commercial sophistication and operational expertise.

For example, WM Argyle recently criticized our customer concentration and reliance on large customer relationships. This is a fundamental misunderstanding of the US domestic wind energy market, where four OEMs were responsible for nearly all new onshore wind projects in 2022. Broadwind has strong, trusted relationships with three of these OEMs and is in active discussions with the fourth. Further, over the past six years, our diversification efforts have reduced the percentage of sales derived from our top five customers from 91% to 69% and reduced the percentage of wind-related revenue from 92% to 48%.

WM Argyle also either misunderstands or misrepresents our capital allocation strategy and cash burn rate. Broadwind has more than enough liquidity to meet the continued growth of the business. Our use of a revolving line of credit is part of a deliberate strategy to manage cash prudently, and is a standard practice in our industry. While lower wind activity during the pandemic contributed to lower free cash generation over the past three years, this dynamic has begun to shift as the industry moves toward cyclical recovery. To that end, Broadwind had a near record level in cash and liquidity as of December 31, 2022.

WM Argyle claims Broadwind must invest in the creation of intellectual property, an initiative that Broadwind has been undertaking for several years and is already showing results. We developed and launched a new proprietary, copyright-protected line of natural gas Mobile Pressure Reducing Systems (PRS). The product launched successfully, recovering its costs in less than three years. Earlier this month, we announced a new $8 million order for the PRS system and its accessories, further validating the strength of our technology and long-term strategy within clean fuels. The PRS product is enabling Broadwind to enter the hydrogen fuel market, which is forecast to grow rapidly in the coming years.

Perhaps most importantly, WM Argyle has criticized our operating performance and profitability, urging reductions in expenses and a dilution of strategic focus. We have taken substantial actions to reduce non-essential fixed overhead costs, including headcount reductions, and increased revenue per employee from $295,000 to $354,000 since 2018. At the same time, we intentionally retained the majority of our skilled workforce during the recent downturn to preserve capacity that could have been otherwise eliminated, so that we would be among the first to benefit from a rebound in demand entering a cyclical recovery. The transformational $175 million tower order announced in January 2023 is a direct result of this strategy, and a validation of our OEM-centric approach.

Simply put, we have taken a long-term value approach that sits in direct contrast to WM Argyle, whose short-sighted, ill-conceived demands would have led to a failure to capitalize on the current demand recovery evidenced across our diverse end-markets.

WM Argyle’s Nominees Are Unqualified and Unsuitable for Broadwind

None of WM Argyle’s candidates have ever served in a fidicuary role as a board member, ever. None of WM Argyle’s nominees have backgrounds in clean technologies or energy transition manufacturing; none have senior executive or board experience; and none have senior-level financial expertise, or any such background required to be an effective director at Broadwind:

●

Ryan Bogenschneider – is the founder of WM Argyle, a special purpose investment fund that was created last year specifically to run an activist campaign at Broadwind. For the past decade he has run a private consulting company without a website or known client list. Previously, he served in mid-level corporate strategy roles in the mining industry.

Importantly, he has never served as a senior executive or director of a manufacturing company or, as far as we can tell, in an operating role of any kind. He lacks the board experience, industry experience and judgment required to be an effective director.

●

Christine M. Candela – is an employee in the HR department of a private identity-related security and facial recognition company. Over the past five years, she has held mid-level HR roles at multiple companies including a specialty vehicle manufacturer and a non-profit organization after her employment with Caterpillar Inc. (“Caterpillar”), in addition to multiple periods of unemployment.

Ms. Candela has never served in a senior executive role or an operating role at a manufacturing company, or on a board of directors. She lacks the experience, operational sophistication and senior-level perspective required to be an effective director.

●

James M. Robinson – is the founder of Newel Capital, a family office and private equity firm. He previously served as the General Counsel of Bucyrus International, Inc. (“Bucyrus”) until 2011, and had previously served as a corporate attorney.

Mr. Robinson has never served in a senior operating role at a clean tech or manufacturing company. He lacks the executive experience and industry knowledge required to be an effective director.

All three of WM Argyle’s nominees were employed at Bucyrus, a global mining company that was sold to Caterpillar in 2011. Despite WM Argyle’s claims, this is not relevant experience to Broadwind: Bucyrus had significantly different products, structure, customers and end markets. WM Argyle’s nominees, moreover, never served as senior operating or financial executives of Bucyrus, nor were they on its board of directors. As far as we can tell, WM Argyle’s nominees were mid-level employees in Bucyrus’ corporate strategy and HR department, as well as Bucyrus’ former general counsel. They do not appear to have had decision-making authority in the ultimate acquisition of Bucyrus by Caterpillar.

WM Argyle Has Targeted Senior Leaders of Our Board

The replacement of any of our directors with members of WM Argyle’s proposed slate would result in a significant loss of institutional knowledge and senior-level expertise and jeopardize the Board’s ability to oversee the successful execution of Broadwind’s strategy during a critical period. WM Argyle has purposefully targeted three of the senior leaders of the Board:

Cary B. Wood - Independent Director

Chairman of the Board

Chairman of Compensation Committee

Work Experience

•   CEO - Grede Holdings LLC (current)

•   CEO, President - Angelica Corp.

•   CEO, President - Sparton Corp.

Board Experience

•   Westell Corp. (OTC:WSTL)

•   M&G Duravent

•   Sparton Corp.

•   Vishay Precision Group

Education

•   B.S. in Technology, Purdue University

•   M.S. in Industrial Operations, Lawrence Technical University School of Management

•   M.B.A. in Finance, Loyola University-Chicago

Mr. Wood is the CEO of Grede Holdings, LLC, a full-service supplier of ductile and gray iron metal components and solutions for the automotive, heavy truck and other industrial end markets. From July 2017 to January 2019, Mr. Wood was the President and CEO of Angelica Corp., a leading provider of textiles to the healthcare industry. Previously, he served as President and CEO, Interim CFO, and as a director of Sparton Corp. from 2008 to 2016. Mr. Wood began his career with General Motors Corp., followed by a move to United Technologies Corp., where he served in a variety of general management, operations and engineering roles.

In addition to his executive experience, Mr. Wood has served on numerous public and private boards including Westell Corp., M&G Duravent, Sparton Corp. and Vishay Precision Group.

Mr. Wood has been CEO in both public and private company settings. He has extensive background in authoring and execution of turnaround and growth strategies, and was involved in multiple turnarounds including post-bankruptcy stand ups, public company carve-outs as well as operating turnarounds. Mr. Wood has led a significant number of acquisitions with more than a dozen in the public domain.

David P. Reiland - Independent Director

Chairman of Audit Committee

(Designated Financial Expert)

Member of Governance/Nominating Committee

Former Independent Chairman of Broadwind

Work Experience

•   CEO, President – Magnetek Inc.

•   Previously served as CFO, EVP, CFO, Controller of Magnetek, Inc.

Board Experience

•   Magnetek, Inc.

Education

•   Bachelor’s of Financial Management, California State University Long Beach

•   M.B.A., University of Southern California

•   Certified Public Accountant (CPA)

Mr. Reiland is the former CEO of Magnetek, a leading designer and manufacturer of digital power and motion control solutions for material handling, elevator, and mining applications, which he led through a successful turnaround to profitability and served on the board through its sale to Columbus McKinnon Corp. in 2015.

He spent the majority of his career at Magnetek serving in numerous high-level positions including CFO, Controller and Vice President of Finance, as well as a director on the company’s board.

Mr. Reiland has extensive experience in strategy development and execution, mergers and acquisitions, divestitures, post-merger integration, operating and financial restructuring, and public and private capital transactions.

Thomas A. Wagner - Independent Director

Member of Compensation and Governance/Nominating Committees

Work Experience

•   Founder - Wagner Werks

•   Chief Product Officer - Ogin, Inc.

•   Head of Engineering - Nordic Windpower USA

•   Chief Technology Officer - Gas Turbine Efficiency, PLC

•   Vice President, Technology - Hess Microgen

•   GM, Wind Technology - General Electric

Education

•   B.S. in Engineering, Cornell University

•   M.S. in Mechanics, Rensselaer Polytechnic Institute

Mr. Wagner is the founder of Wagner Werks, a system design group specializing in renewable energy systems for production, integration/control and storage. The group has designed a novel energy storage system and supports design assessment and project development and renewable and thermal energy projects.

Previously, Mr. Wagner was the Chief Product Officer of Ogin, Inc. a wind turbine design and supply company, where he led the development of a shrouded wind turbine.

Mr. Wagner has worked in the diversified energy industry for more than 45 years with assignments addressing nuclear, fossil, and renewable power generation. During these assignments, Mr. Wagner has performed engineering design and lead large technical teams of several hundred engineers engaged in design and service functions that improved system reliability, reduced or eliminated environmental emissions and developed intellectual property.

Mr. Wagner has deep expertise in the wind and renewable energy sector, extensive experience in engineering management and product design, and a track record of demonstrated technical leadership that is invaluable to the Board.

The Board regularly reviews its composition and appoints new directors to bring fresh perspectives and reflect the evolving needs of our business. Since the 2022 annual meeting of stockholders, we have added two extremely talented, qualified directors, each of whom was chosen following a rigorous selection process: Sachin Shivaram, Chief Executive Officer of Wisconsin Aluminum Foundry, and Jeanette Press, who served as the Chief Financial Officer and Principal Accounting Officer for CMC Materials, Inc.

Our directors have extensive experience as operating and financial executives and public company directors, with deep industry expertise in clean technologies and energy transition manufacturing, and broad backgrounds in sales and marketing, engineering, manufacturing, accounting, finance, law, M&A and risk management. Each director has been chosen carefully to ensure they bring differentiated, complementary perspectives.

Protect Your Investment – Vote on the WHITE proxy card FOR Broadwind’s Slate of Directors

In summary, the election of any of WM Argyle’s proposed slate would be highly detrimental to your best interests as a shareholder of Broadwind. The Board’s long-term strategic approach clearly positions Broadwind for success and is showing results. WM Argyle’s set of vague, flawed and ill-informed proposals are not a coherent plan, and would put the company’s strategic execution at risk. We urge you to vote for Broadwind’s directors this year on the WHITE proxy card this year.

Sincerely,

The Board of Directors

Important Additional Information

Broadwind, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with its upcoming 2023 Annual Meeting. The Company filed its definitive proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on April 7, 2023 in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2023 Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at http://investors.bwen.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 9, 2023. Stockholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at http://investors.bwen.com.

CORPORATE CONTACT

Noel Ryan, IRC

investor@bwen.com